Exhibit 10.2

GLOBAL GP LLC

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 31, 2008 by and between Global GP LLC, a Delaware limited liability company (the “Company”), and Thomas Hollister (the “Executive”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Employment Agreement made as of April 19, 2006, by and between the Company and the Executive (the “Employment Agreement”).

WHEREAS, the Company and the Executive have agreed that the Executive will be employed as the Company’s Chief Operating Officer and Chief Financial Officer; and

WHEREAS, the Company and the Executive desire to make certain modifications to the Employment Agreement as set forth below, and  in accordance with Section 18 of the Employment Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.                                       Amendments to Employment Agreement.

(a)                                  Section 2 of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

2.                                       Position and Duties.  During the Term, the Company shall employ the Executive as the Chief Operating Officer and Chief Financial Officer of the Company, or in such other positions as the parties mutually agree.  The Executive shall have such powers and duties and responsibilities as are customary to such position and as are assigned to the Executive by the President and Chief Executive Officer of the Company in connection with the Executive’s management and supervision of the financial operations of the Company.  The Executive’s duties and responsibilities shall include, without limitation, management of financial accounting functions, financial reporting requirements, commercial banking and investment banking activities, and credit function and investor relations.  The Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees as such policies may be amended from time to time.

(b)                                 Section 3 of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

3.                                       Other Interests.  During the Term, the Executive shall devote such of his working time, attention, energies and business efforts to his duties and responsibilities as the Chief Operating Officer and Chief Financial Officer of the Company as are reasonably necessary to carry out the duties and responsibilities generally pertaining to that office.  During the Term, the parties recognize and agree that the Executive may engage in other business activities that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties and responsibilities hereunder.

(c)                                  Section 5 of the Employment Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

5.                                       Place of Performance.  Subject to such business travel from time to time as may be reasonably required in the discharge of his duties and responsibilities as the Chief Operating Officer and Chief Financial Officer of the Company, the Executive shall perform his obligations hereunder in, or within forty (40) miles of Waltham, Massachusetts.

(d)                                 Section 7(a) of the Employment Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(a)                                  Definitions.  For purposes of this Agreement, a “Change in Control” shall occur on the date that any one person, entity or group (other than Alfred Slifka, Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires ownership of the membership interests of the Company that, together with the membership interests of the Company already held by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of the Company; provided, however, if any one person, entity or group is considered to own more than 50% of the total voting power of the membership interests of the Company, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control.  The definition of “Change in Control” shall be interpreted, to the extent applicable, to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.  For purposes of this Agreement, “Constructive Termination” shall mean termination of the Executive’s employment by the Executive as a result of (i) a breach by the Company of a material provision of this Agreement, which breach is not cured within thirty (30) days of the Company’s receipt of notice of such breach from the Executive, (ii) the failure of any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with the terms of paragraph 14 hereof, which failure is not cured within thirty (30) days of the Company’s receipt of notice of such failure from the Executive, or (iii) any material diminution, without the Executive’s written consent, in the Executive’s working conditions consisting of (A) a material reduction in the Executive’s duties and responsibilities as Chief Operating Officer and Chief Financial Officer of the Company, (B) any change in the reporting structure so that the Executive no longer reports to the President or Chief Executive Officer of the Company, (C) a relocation of the Executive’s place of work further than forty (40) miles from Waltham, Massachusetts, or (D) a reduction in Executive’s Base Salary.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (I) state the effective date of such termination, (II) indicate the specific termination provision in this Agreement relied upon, and (III) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(e)                                  Section 8(b) of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(b)                                 Termination by the Company Without Cause; Constructive Termination.  If the Executive’s employment is terminated by the Company without Cause or by the Executive for Constructive Termination, then the Company shall pay to the Executive an amount equal to the product of (X) the sum of (i) the Base Salary as in effect on the Date of Termination, plus (ii) if such termination occurs within twelve months of a Change in Control, an amount equal to the target incentive amount under the then applicable short-term incentive plan for the fiscal year in which the termination occurs, multiplied by (Y) two (2) (the “Severance Amount”).  The Executive shall be paid the Severance Amount in twenty-four (24) equal monthly installments commencing on the first day of the month following the Date of Termination.  In addition, the Company shall continue to pay and provide the Executive the benefits described in Section 6(d) as in effect on the Date of Termination, to the extent continued participation is permitted by the terms of such benefit plans and applicable law and if not permitted, monthly cash payments equal to the economic equivalent of continued participation in such benefit plans, until the last monthly payment of the Severance Amount has been paid to the Executive; provided however, with respect to any such benefits (whether provided in-kind to the Executive or through reimbursement of expenses incurred by the Executive) that are subject to Section 409A of the Code, provision of such benefits shall be made in accordance with Section 1.409A-3(i)(1)(iv)(A) of the U.S. Treasury Regulations, the terms of which are incorporated herein by reference.  In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Constructive Termination at any time within three (3) months before a Change of Control and twelve (12) months following a Change of Control, then, in addition to the foregoing severance compensation and benefits, the Executive shall receive 100% accelerated vesting on any and all outstanding Company options, restricted units, phantom units, unit appreciation rights and other similar rights (under the LTIP or otherwise) held by Executive as in effect on the Date of Termination.  Notwithstanding the foregoing, in no event may the Executive terminate his employment for Constructive Termination pursuant to circumstances described in Section 7(a)(iii) until after a Change in Control occurs.

(f)                                    Section 9 of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

9.                                       Gross Up Payments.  The Company will reimburse the Executive for any and all federal excise taxes and penalties (other than penalties imposed as a result of the Executive’s actions), and any taxes imposed on such reimbursement amounts, including, but not limited to, any federal, state and local income taxes, employment taxes, and other taxes, if any, which may become due pursuant to the application of Section 4999 and/or 409A of the Code on any payments to the Executive in connection with this Agreement.  Any such reimbursement payable by the Company shall be (i) subject to Section 8(c) of the Agreement to the extent such reimbursement would not have been payable but for the Executive’s separation from service and (ii) paid no later than the end of the calendar year next following the calendar year in which the taxes with respect to which such reimbursement is payable are remitted to the applicable taxing authority.

(g)                                 Section 10 of the Employment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

10.                                 Section 409A.  The parties hereto intend that this Agreement comply with the requirements of Section 409A of the Code, and any successor statute, regulation and guidance thereto.  The Company and the Executive agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto.  With respect to any compensation amount payable under this Agreement that is subject to Section 409A of the Code, as used in this Agreement, references to the Executive’s “termination of employment” (and variations thereof) shall be deemed to refer to the Executive’s “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations, applying the default terms thereof.

2.                                       Captions.  The captions of this Amendment are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Amendment, or the intent of any provision hereof.

3.                                       Choice of Law.  This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, other than conflicts of law provisions thereof.

4.                                       Severability.  The provisions of this Amendment are severable, and the invalidity of any provision shall not affect the validity of any other provision.

5.                                       Counterparts; Facsimile.  This Amendment may be executed and delivered by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.                                       Entire Agreement.  This Amendment constitutes the full and entire understanding and agreement between the parties with respect to this Amendment.  Except as otherwise specifically amended herein, the Employment Agreement shall remain unchanged, in effect and of its full force.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

GLOBAL GP LLC

By:	/s/ Eric Slifka
Name:	Eric Slifka
Title:	President & CEO

THOMAS HOLLISTER

/s/ Thomas J. Hollister
Thomas J. Hollister
COO and CFO